Exhibit (a)(1)(ii)(a)

Amendment No. 1 to

Election Form

This Amendment No. 1 amends and supplements the Election Form.

The first paragraph of Section 3 of the Instructions to Election Form and Information Sheet is deleted in its entirety and the following is inserted in its place:

3. DELIVERY OF ELECTION FORM. If you intend to tender an Eligible Option Grant or multiple Eligible Option Grants under the Exchange Program, a signed copy of this Election Form, together with a properly completed and signed Information Sheet, must be received by us before 11:59 p.m., EDT, May 21, 2012 (or such later date as may apply if the Exchange Program is extended) by email (by PDF or similar imaged document file) to optionexchange@cumberlandpharma.com or by first-class U.S. Mail to Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, Attn: Option Exchange. If you send the Election Form and Information Sheet by email, the subject line of the email must state: “Exchange Program.” Election Forms should not be sent via inter-office mail or hand delivered.

Section 7 of the Instructions to Election Form and Information Sheet is deleted in its entirety and the following is inserted in its place:

7. IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Option Grants tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Option Grants. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Option Grants that we determine are not in appropriate form. We may waive any defect or irregularity in any tender with respect to any particular Eligible Option Grant before the expiration of the Exchange Program. No Eligible Option Grant will be accepted for exchange until the holder of the Eligible Option Grant exchanging the Eligible Option Grant has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Option Grant.